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                                                                    EXHIBIT 99.1

         STERLING CHEMICALS AND BP AMOCO ANNOUNCE ACETIC ACID EXPANSION


        Houston, Texas February 12, 1999 . . .Sterling Chemicals, Inc. and BP Amoco Plc. today announced plans to expand the world-scale acetic acid plant at Sterling's Texas City, Texas petrochemical facility. Sterling and BP Amoco expect to complete the project by the end of March 1999, which will increase Sterling's annual acetic acid production capacity by approximately 25% to about 1 billion pounds.

        The expansion project will include minor hardware modifications but will take advantage of the most recent technology and process developments afforded by BP Amoco's highly efficient state-of- the-art Cativa(TM) technology. Implementation of the Cativa(TM) technology coupled with advanced operating expertise is expected to upgrade Sterling's plant to one of the most cost competitive acetic acid facilities in the world.

        Sterling is a major U.S. producer of acetic acid, with about 18% of domestic capacity after the expansion. BP Amoco is the world's largest merchant marketer of acetic acid and markets all of Sterling's acetic acid production under a long-term agreement. BP Amoco is providing the Cativa(TM) technology and a portion of the capital for the $10 million expansion. About 70% of the world's manufacturing capacity for acetic acid uses BP technology.

        Peter De Leeuw, President and Chief Executive Officer of Sterling stated, "The expansion of Sterling's acetic acid facility demonstrates the strength of the Sterling/BP Amoco relationship in acetyls, which has been ongoing since 1986." Mr. De Leeuw went on to say "This new effort expresses our continuing commitment to the marketplace and provides additional evidence that Sterling is becoming a cost leader in the commodity chemical industry."

        Iain Macdonald, Chief Executive Acetyls Business Unit, BP Amoco, said, "BP Amoco is pleased to participate in this project which continues our commitment to the Texas City site and the relationship with Sterling Chemicals. The acetic acid unit will provide secure, cost advantaged product for our growing global acetic acid requirements. BP Amoco's worldwide production of acetic acid will shortly exceed 4 billion pounds per year."

        BP and Amoco recently completed the largest industrial merger in history. The merger combines Amoco's market strength in PTA, paraxylene, poly alpha-olefins and polybutene and BP's strength in acetic acid, acrylonitrile, oxygenated solvents, and polyethylene.
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        Based in Houston, Texas, Sterling Chemicals Holdings, Inc. is a holding company that, through its operating subsidiaries, manufactures petrochemicals, acrylic fibers, and pulp chemicals and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company has a petrochemical plant in Texas City, Texas; an acrylic fibers plant near Pensacola, Florida; and pulp chemical plants in five Canadian locations and one U.S. site.

           This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Sterling Chemicals believes that such statements are based on reasonable assumptions, it can give no assurance that its expectations will in fact occur. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the timing and extent of changes in commodity prices and global economic conditions, federal and state regulatory developments, Sterling's high financial leverage, the availability of skilled personnel and operating hazards attendant to the industry, as well as the other risk factors discussed in Sterling's Annual Report on Form 10-K for fiscal 1998.